Contact: Randy Miller, Treasurer 201-930-9305

      Montvale, New Jersey--July 2, 1998--Geotek Communications,  Inc. (NASDAQ):
GOTK, Pacific: GEO), a provider of mobile logistics systems, today announced that the Nasdaq Listing Qualifications Panel has decided to delist the Company's securities from Nasdaq effective with the close of business on June 30, 1998. As previously reported, Nasdaq had earlier informed the Company that its securities were scheduled to be delisted; that action was stayed pending a hearing which was subsequently held on June 4, 1998.

      On June 29, 1998, the Company announced the filing, in the U.S. Bankruptcy Court in Wilmington, Delaware, of voluntary petitions seeking protection under Chapter 11 of the Bankruptcy Code.

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GEOTEK COMMUNICATIONS' CEO DEPARTS; ANNE E. EISELE NAMED
CHIEF ADMINISTRATIVE OFFICER

      Montvale, New Jersey--June 30, 1998--Geotek Communications, Inc. (NASDAQ:
GOTK) (Pacific: GEO), a provider of mobile logistics systems, today announced that Yaron I. Eitan has stepped down as Chief Executive Officer of the Company and resigned from its Board of Directors. Anne E. Eisele, Geotek's Chief Financial Officer, also has been named Chief Administrative Officer.

      Separately, the Company announced the departure of Michael McCoy, Executive Vice President and Chief Operating Officer and Dr. George Calhoun, Senior Vice President of Strategic Marketing. Dr. Calhoun will remain on the Company's Board of Directors with William Spier, Chairman, Richard T. Liebhaber and Richard Krants.

      Yesterday, the Company announced the filing, in the U.S. Bankruptcy Court in Wilmington, Delaware, of voluntary petitions seeking protection under Chapter 11 of the Bankruptcy Code.